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                            TAX ALLOCATION AGREEMENT

         AGREEMENT dated September 15, 2000, by ProNational Insurance Company ("Company") and its more than 80 percent-owned subsidiary, MEEMIC Holdings Inc.

                                ("Subsidiary").

                                   WITNESSETH

         WHEREAS, the parties hereto are members of an affiliated group ("Affiliated Group") as defined in Section 1504(a); and
         WHEREAS, such Affiliated Group will file a U.S. consolidated federal income tax return for its initial taxable period as an affiliated group and is required to file consolidated tax returns for subsequent years; and
         WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated tax liability of the Affiliated Group among its members, for reimbursing Company for payment of such tax liability, for compensating any party for use of its losses or tax credits, and to provide for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent taxable years,
         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:
         (1) A U.S. consolidated income tax return will be filed by Company for the initial period September 15, 2000 through December 31, 2000 and Company shall file a consolidated income tax return for each subsequent taxable period in respect of which this agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each member of the Affiliated Group has executed and


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filed such consent, elections and other documents that are required or appropriate for the proper filing of such returns.

         (2)    (a)   For each taxable period, each member of the Affiliated
Group shall compute its separate tax liability as if it had filed a separate tax return and shall pay such amount to the Company. Any tax payable by the Affiliated Group as a result of any actual or deemed sale of assets by the Company shall be allocated among the members according to the ownership of the assets sold. A member shall not be responsible for the payment of taxes associated with the sale of its own stock.

                (b) The separate return tax liability of each member of the Affiliated Group shall be computed in a manner consistent with the provisions of Regulation Section 1.1552-1(a)(2)(ii), provided, however that the carryover of any tax attribute from a prior taxable year, which is not available in determining the consolidated tax liability of the Affiliated Group for the current taxable period, shall be disregarded.

         (3) Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period as prescribed by applicable tax laws, and each member of the Affiliated Group shall pay to Company its share of each payment within ten days of receiving notice of such payment from Company, but in no event later than the due date for each such payment. Each member of the Affiliated Group's share of such estimated tax installments shall be as computed and required by applicable tax laws on a separate tax return basis. Any amounts paid by each member of the Affiliated Group on account of a separate return or separate estimated tax payments which are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from each member of the Affiliated Group. Any overpayment of estimated tax shall be refunded to each member of the Affiliated Group after the end of the taxable period resulting in such


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overpayment, but no later than ten days after the date of filing of the consolidated return for such period.
         (4) In the event that a member of the consolidated group generates a tax attribute (loss or credit), which is or may be absorbed by the consolidated group taxable income, Company and Affiliated Group members agree that such member will be paid in compensation for the tax benefit associated with the tax attribute. The tax benefit payment shall be computed as follows:
                (a) In any taxable year in which the consolidated federal income tax liability is reduced by a tax loss generated by a member, the amount of such loss used attributable to such member is equal to the sum of taxable incomes for members having taxable income multiplied by a fraction, the numerator of which is the separate tax loss of such member, and the denominator of which is the sum of the tax losses of all members having such losses.
                (b) The payment allocable to the loss member shall be the result of the preceding formula multiplied by the applicable consolidated marginal federal tax rate.
                (c) The member's ability to subsequently absorb its own tax attributes shall be disregarded for purposes of the computation.
         (5) If part or all of any unused loss or tax credit is allocated to a member of the Affiliated Group pursuant to Regulation Section 1.1502.79, and it is carried back or forward to a year in which such member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the above, Company shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any taxable year in accordance with Section 172(b)(3)(E).


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         (6)    If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments and, in the case of a refund, each member shall be reimbursed for its share of the refund, determined in the same manner as in Paragraph 2 on the previous page, within ten days after the refund is received. An increase in tax liability shall be allocated to the member(s) who originally claimed the deduction(s) or should have originally reported the income as subsequently adjusted. In the case of an increase in tax liability, each member shall pay its allocable share of such increased liability within ten days after receiving notice of such liability.
         (7) If during a consolidated return period Company or Subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this agreement.



                                 ProNational Insurance Company
Date: 3-2-01                     By: /s/ John F. Lang
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                                 Senior Vice President

                                 MEEMIC Holdings, Inc.
Date: 3-7-01                     By: /s/ Christine C. Schmitt
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                                 Treasurer and CFO